EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact: Edward R. (Jack) Cameron (CEO) Linda A. Koenig (CFO) (952) 930-9000

Richard G. Cinquina Equity Market Partners (904) 415-1415

Appliance Recycling Centers of America Awarded Three-Year

Contract to Continue to Provide Services for San Diego Gas & Electric

Minneapolis, MN—June 28, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced that San Diego Gas & Electric Company (SDG&E) has awarded ARCA a contract to continue to provide appliance recycling services for the utility’s energy efficiency program, which has been extended through 2008.

Under terms of the 2006-2008 contract, ARCA expects to recycle approximately 17,000 old, inefficient but working refrigerators, freezers and room air conditioners during each year of this three-year contract for SDG&E’s residential and small commercial customers in southern California. Since 2000, ARCA has recycled more than 70,000 working but energy inefficient refrigerators, freezers and room air conditioners for SDG&E’s customers.

SDG&E, a subsidiary of Sempra Energy, provides electricity throughout San Diego County and southern Orange County. The utility serves 3.3 million consumers through 1.3 million residential and business accounts spanning a 4,100 square-mile area.

Edward R. (Jack) Cameron, president and chief executive officer, said, “We are gratified that SDG&E has once again selected ARCA to provide appliance recycling services in support of their energy efficiency program. By continuing their efforts to permanently remove old but working refrigerators, freezers and room air conditioners from service, SDG&E and their customers are making a significant contribution to conserving Southern California’s energy resources.”

About ARCA

ARCA (www.arcainc.com) is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.